Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bay Bancorp, Inc. of our report dated March 31, 2015, relating to our audit of the consolidated financial statements which appear in the Annual Report on Form 10-K of Bay Bancorp, Inc. for the year ended December 31, 2014.

/s/ McGladrey LLP

Frederick, Maryland
July 17, 2015